EXPENSE LIMITATION AGREEMENT

HSBC FUNDS

HSBC ADVISOR FUNDS TRUST

EXPENSE LIMITATION AGREEMENT, effective as of March 1, 2015 by and between HSBC Global Asset Management (USA) Inc. (the “Investment Manager”) and HSBC Growth Fund (the “Growth Fund”), HSBC Opportunity Fund (the “Opportunity Fund”) and HSBC Short Duration Fixed Income Fund (the “Short Duration Fixed Income Fund”), each a series of HSBC Funds (the “Trust”), and HSBC Opportunity Fund (the “Advisor Opportunity Fund”), a series of HSBC Advisor Funds Trust (the “Advisor Trust”) (together with the Trust, the “Trusts”).

WHEREAS, the Trusts are Massachusetts Business Trusts, and are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management companies of the series type; and

WHEREAS, the Growth Fund seeks to achieve its investment objective by investing all of its investable assets in the HSBC Growth Portfolio, a series of HSBC Portfolios (the “Portfolio Trust”); and

WHEREAS, the Short Duration Fixed Income Fund seeks to achieve its investment objective by investing all of its investable assets in the HSBC Short Duration Fixed Income Portfolio, a series of the Portfolio Trust; and

WHEREAS, the Opportunity Fund and the Advisor Opportunity Fund seek to achieve their investment objectives by investing all of their respective investable assets in the HSBC Opportunity Portfolio, a series of the Portfolio Trust; and

WHEREAS, the Portfolio Trust and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment management services to the HSBC Growth Portfolio, the HSBC Short Duration Fixed Income Portfolio and the HSBC Opportunity Portfolio (the “Portfolios”), for compensation based on the value of the average daily net assets of the Portfolios; and

WHEREAS, the Portfolios may, from time to time, invest in affiliated or unaffiliated money market funds and other investment companies, including exchange-traded funds (ETFs), such underlying investments collectively referred to herein as “Acquired Funds”; and

WHEREAS, the Trusts and the Investment Manager have determined that it is appropriate and in the best interests of each of the Growth Fund, the Short Duration Fixed Income Fund, the Opportunity Fund and the Advisor Opportunity Fund’s (each a “Fund”) respective shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a Fund in any fiscal year, including but not limited to investment management fees of the Investment Manager and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940

Act (“Fund Operating Expenses”), but excluding interest, taxes, brokerage commissions, Acquired Fund fees and expenses, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund’s business, exceed the operating expense limit, as defined in Section 1.2 below (“Operating Expense Limit”), such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.

1.2. Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

1.3. Duration of Operating Expense Limit. The Operating Expense Limit with respect to each Fund shall remain in effect until the date specified for that Fund on Schedule B. The Investment Manager may extend, but may not during the term of this expense limitation agreement (the “Agreement”) shorten, the duration of the Operating Expense Limit for any Fund without the consent of the Funds by delivering a revised Schedule B to the Fund reflecting such extension. Such an extension must continue at the same Operating Expense Limit amount specified on Schedule A.

1.4. Method of Computation. To determine the Investment Manager’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be estimated and accrued. Each day, the Fund shall also calculate a year-to-date Operating Expense Limit amount (“Operating Expense Limit Amount”), based on each Fund’s year to date average net assets and its Operating Expense Limit. If the total year to date expenses exceed the year to date Operating Expense Limit Amount, the Fund shall record a receivable from the Investment Manager in an amount equal to the year to date Excess Amount less any such receivables previously recorded for the fiscal period. Shortly after the end of each month, the Fund shall deliver to the Investment Manager a statement indicating the Excess Amount owed to the Fund for the month and the Investment Manager will remit to the Fund an amount that, together with any waived or reduced investment management fee, is sufficient to pay that monthly Excess Amount.

1.5. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

2.1. Reimbursement. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of such Fund for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to reimbursement by such Fund of the investment management fees waived or reduced and other payments remitted by the Investment Manager to such Fund pursuant to Section 1 hereof (the “Reimbursement Amount”) during any of the previous thirty-six (36) months, to the extent that the Fund’s annualized Operating Expenses plus the amount so reimbursed equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.	Term and Termination of Agreement.

This Agreement shall terminate, without payment of any penalty, upon: (1) termination of the Management Agreement or (2) written notice to the Investment Manager by the Fund.

4.	Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trusts or a Fund to take any action contrary to the Trust’s or the Advisor Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trusts’ Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trusts or a Fund.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of March 1, 2013.

HSBC FUNDS AND HSBC ADVISOR FUNDS TRUST
ON BEHALF OF
EACH OF THEIR SERIES SET FORTH IN SCHEDULE A

By:	/s/ James D. Levy
Name:	James D. Levy
Title:	Vice President

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By:	/s/ Richard A. Fabietti
Name:	Richard A. Fabietti
Title:	Senior Vice President

SCHEDULE A

OPERATING EXPENSE LIMITS

This Agreement relates to the following:

Name of Fund	Maximum Operating Expense Limit (as a percentage of average net assets)
HSBC Growth Fund	Class A Shares:	1.20%
	Class B Shares:	1.95%
	Class C Shares:	1.95%
	Class I Shares:	0.95%

HSBC Short Duration Fixed Income Fund	Class A Shares:	0.65%
	Class B Shares:	1.40%
	Class C Shares:	1.40%
	Class I Shares:	0.40%

HSBC Opportunity Fund (the Trust)	Class A Shares:	1.65%
	Class B Shares:	2.40%
	Class C Shares:	2.40%

HSBC Opportunity Fund (the Advisor Trust)	Class I Shares:	1.10%

SCHEDULE B

DURATION OF OPERATING EXPENSE LIMITS

The duration of each Operating Expense Limit shall be as follows:

Name of Fund	Date on Which Operating Expense Limit Terminates

HSBC Growth Fund	March 1, 2016

HSBC Short Duration Fixed Income Fund	March 1, 2016

HSBC Opportunity Fund (the Trust)	March 1, 2016

HSBC Opportunity Fund (the Advisor Trust)	March 1, 2016